Exhibit 4.02

CONSENT OF STIKEMAN ELLIOTT LLP

Ladies and Gentlemen:

We hereby consent to the use of our opinion in connection with the Management Information Circular of Energy Metals Corporation dated on or about June 25, 2007 (the “Circular”) and to the references to our firm name contained in the Circular, including under the headings “Certain Canadian Federal Income Tax Considerations” and “Legal Matters,” included in Uranium One Inc.’s Registration Statement on Form F-80 being filed under the United States Securities Act of 1933, as amended.

Date: June 25, 2007

/s/ STIKEMAN ELLIOTT LLP
STIKEMAN ELLIOTT LLP
Vancouver, British Columbia, Canada